Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-252567 and 333-259522) and Form S-8 (No. 333-252999) of our report dated March 14, 2022 relating to the consolidated financial statements of PARTS iD, Inc. as of and for the years ended December 31, 2021 and 2020, which appears in this Form 10-K.

/s/ WithumSmith+Brown, PC

Princeton, New Jersey
March 14, 2022